Exhibit 10.21

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

JEPLAN - and – AXENS - and - IFP ENERGIES NOUVELLES JOINT DEVELOPMENT COOPERATION AND COMMERCIALIZATION AGREEMENT FOR THE CHEMICAL RECYCLING OF POLYETHYLENE TEREPHTALATE (PET)

Joint Development Agreement No. IFPEN n°2020-0085

This joint development and commercial cooperation agreement (“Agreement”) is effective as of June 30, 2020 (“Effective Date”), by and between:

A)	JEPLAN, a company registered under the laws of Japan, whose registered office is at 3-2-5 Kasumigaseki, Chiyoda, Tokyo 100-6025, Japan, duly represented by Mr. Masaki Takao fully empowered, hereinafter referred to as “JEPLAN”;

B)	AXENS, a company organized under the laws of France, registered at the Chamber of Commerce of Nanterre under n° 599 815 073 having its main office located at 89 Boulevard Franklin Roosevelt, 92500 Rueil-Malmaison, France, duly represented for the purpose of this agreement by Jean SENTENAC acting as President and CEO, fully empowered, hereinafter referred to as “Axens”; and

C)	IFP Energies nouvelles, a public industrial and commercial establishment, whose registered office is 1&4 avenue de Bois-Préau, 92500 Rueil-Malmaison, France, and registered under the number 775 729 155 at the Nanterre Trade and Companies Register, duly represented for the purpose of this agreement by Pierre-Franck CHEVET, acting as President, hereinafter referred to as “IFPEN”.

JEPLAN, Axens, or IFPEN may be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, JEPLAN is an innovative company that operates in the circular economy by restoring and reusing products, parts and resources that are used and disposed of by consumers and has intention to expand overseas its established technology having an operation experience in Japan;

WHEREAS, IFPEN, is a public-sector research, innovation and training center active in the fields of energy, transport and the environment. Its mission is to provide public players and industry with efficient, economical, clean and sustainable technologies to take up the challenges facing society in terms of climate change, energy diversification and water resource management;

WHEREAS, AXENS Group provides a complete range of solutions including: technologies, equipment, furnaces, modular units, catalysts, adsorbents and services for the conversion of oil and biomass to cleaner fuels as well as production and purification of major petrochemical intermediates;

WHEREAS, JEPLAN owns patent rights, know-how, and any other related technical information of a process “PRT process” for clear bottles recycling and the right to license it regarding chemical recycling of PET from clear PET post-consumer bottle wastes and has acquired an industrial unit of 20 KTY, which is located in 12-2, Ogimachi, Kawasaki-ku, Kawasaki-city, Kanagawa, Japan (“PRT Plant”), operated during more than 10 years and currently not in operation, based upon this PRT process;

WHEREAS, JEPLAN is undergoing development for a process (“KHP process”) and owns patent rights, know-how, and any other related technical information with the right to license it regarding chemical recycling of PET from post-consumer textile wastes containing PET, and is operating a demonstration unit of 2 KTY, which is located in 1-120-6, Hibikimachi, Wakamatsu-ku, Kitakyushu-city, Fukuoka, Japan (“KHP Pilot demo plant”);

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

WHEREAS, IFPEN/Axens have developed a process (“GlyPet process” for ODR (Opaque and Difficult to Recycle) PET recycling) and owns patent rights, know-how, and any other related technical information with the right to license it regarding chemical recycling of PET and more precisely IFPEN’s process for production of Bis(2-hydroxyethyl) terephthalate (CAS 959-26-2), “BHET” from colored and opaque PET post-consumer bottle wastes;

WHEREAS, the Parties signed a secrecy agreement on June 25th, 2019 (the “Secrecy Agreement”), in order for the Parties to enter into discussions evaluate technical and economic interest of a possible business relationship, collaboration, development, and/or investment regarding chemical recycling of PET resin and to define the conditions of access and use of the confidential information exchanged between the Parties during said discussions;

WHEREAS, the Parties signed a Memorandum of Understanding on September 24, 2019 (hereinafter “MOU”) and subsequently on January 8th 2020 signed a Letter of Intent and its amendment (hereinafter “LOI”), in order for the Parties to join their forces and competencies to become a world-class leader of the technologies for the chemical recycling of Polyethylene Terephtalate (PET) and to enter into negotiations for a possible joint development and commercial cooperation agreement based on the principles defined in the LOI; and

WHEREAS, the Parties now wish to establish the contemplated joint development and commercial cooperation agreement in order to validate, develop and commercialize the Intermediate Process and the Process as defined in Article 1 below, under the conditions set forth in this Agreement.

1.	DEFINITIONS

1.1	“Affiliate” or “Affiliates” means, in respect of a Party, any company or legal entity which is controlled by one of the Parties, or controls a Party, or which is controlled by a company or legal entity which controls a Party. For the needs of this definition, the notion of control shall be understood as the direct or indirect holding of more than 50% of the share capital of this company of legal entity.

1.2	“Background Information” means information and technical, scientific and commercial knowledge, and specifically the know-how, manufacturing secrets, trade secrets, chemicals, data, software (in their source code and object code versions), files, plans, diagrams, drawings, prototypes, formulas, and/or any other type of information, in any form whatsoever, patentable or not, patented or not, of a Party which is necessary for the Project and that was developed, created, owned or held by such Party or its Affiliates before the Effective Date, For the avoidance of doubt, PRT process is part of JEPLAN’s Background Information.

A non-exhaustive list of the Background Information of the Parties is provided in Schedule B. This list may be modified during the course of the Project by mutual agreement of the Parties, without signature of amendment to the Agreement, by registration in the minutes of the Steering Committee. For sake of clarity, it is understood by the Parties that any catalyst which is owned by either of the Party and disclosed to the other Party for the Work will be part of Background Information of the Party who discloses or provided such catalyst as specified in Schedule B.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

1.3	“Change of Control” shall mean the occurrence of any of the following events: (i) the direct or indirect transfer in any form whatsoever of fifty percent (50%) or more of the nominal value of the issued share capital of a Party to another or more entity(ies) by means of any transaction or series of related transactions (including, without limitation, an initial public offering, any restructuring operations such as mergers, demergers, spin off or partial asset contributions), or (ii) a sale of all or substantially all of the assets of a Party to another or more entity(ies).

1.4	“Commercialization”(or “Commercialize”) shall mean licensing activities of the Process and/or Intermediate Process, including, signing of license agreements, Process Book supply agreements and guarantee agreement with licensees) and any and all activities described in Schedule F except for points 8 and 10, and trademark (registered or not) activities related to the Intermediate Process, the Process, the Product or any product derived from the Product.

1.5	“Direct Competitor” shall mean [**].

1.6	“Confidential Information” shall mean all information of any nature whatsoever, such as all technology, technical information and materials (samples) of a Party (the “Disclosing Party”), disclosed to or accessed by another Party (the “Receiving Party”), directly or indirectly, in connection with this Agreement. Confidential Information shall include the existence, discussions and content of this Agreement, Background Information, Sideground Information, Project Sideground information Results and Improvements. Receiving Party or Disclosing Party shall mean JEPLAN, IFPEN, and Axens as the case may be. In order for information to be protected as Confidential Information under this Agreement it must be in writing and marked with the word “confidential” or “proprietary” or a marking of similar import. Should the information be disclosed in a visual or oral form, the information to be protected as Confidential Information must be reduced to writing, marked as confidential and provided to the other Party within thirty (30) days of the initial disclosure. Notwithstanding the foregoing, following shall be considered as Confidential Information without being marked with the word “confidential” or “proprietary” : (i) samples of catalyst(s) to be provided by respective Party (ii) not-patented information as part of the Results, (iii) and Background Information.

1.7	deleted.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

1.8	“Effective Date” shall mean the effective date of this Agreement as indicated first above.

1.9	“Field” or “Field of Collaboration” shall mean [**].

1.10	“Feed” shall mean any type of plastic and fiber wastes containing PET, including but not limited to PET bottles and packaging (either clear, colored or opaque), PET sheets, PET-based polyesters textile and mixture of textile containing PET-based polyesters.

1.11	“Improvements” shall mean [**].

1.12	“Intermediate Process” shall mean [**].

1.13	“License Fee” shall mean the royalties or remuneration actually received by Axens for licensing a licensee the right to design, build, operate, revamp and/or maintain the Process and/or Intermediate Process in Licensed Unit at a specific location with a specified capacity.

1.14	“Licensed Unit” shall mean any unit that a licensee will design, build, operate and maintain at licensee’s site, using the Process and/or Intermediate Process.

1.15	“Products” shall mean monomers resulting from depolymerization of PET such as (but not limited to) Bis(2-hydroxyethyl) terephthalate (“BHET”), rPET made from this BHET or others monomers, and residues from BHET purification as pigments, dies, polymers.

1.16	“Process” shall mean [**].

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

1.17	“Process Book” shall mean [**].

1.18	“Project” shall mean the joint development project to be conducted by JEPLAN, Axens and IFPEN under this Agreement in the Field of Collaboration, in order to develop the Process for Commercialization. All of the Work to be performed by the Parties under this Agreement is detailed in Schedule A.

1.19	“Proprietary Equipment” means one or several pieces of equipment developed during the Work which a licensee of the Process or the Intermediate Process needs to purchase from Axens as mandatory supplier. A list of Proprietary Equipment will be approved by Steering Committee.

1.20	“Result(s)” shall mean the foreground information and knowledge, patented or not, patentable or not, including know-how, manufacturing secrets, software, models, prototypes, drawings or any other type of information, in any form whatsoever and any related intellectual property rights, generated within and as a result of the performance of the Project by one or more Parties. Results include all reports and all technical information generated from the performance of the Project, as detailed in Schedule A. For the avoidance of doubt, Results shall be distinguished and separated from Background Information, Sideground Information and Improvements.

1.21	“Sideground Information” shall mean any information and technical, scientific and commercial knowledge, and specifically the know-how, manufacturing secrets, trade secrets, chemicals, data, software (in their source code and object code versions), files, plans, diagrams, drawings, prototypes, formulas, and/or any other type of information, in any form whatsoever, patentable or not, patented or not, of a Party, developed or acquired after the Effective Date by such Party, including (but not limited to) in the framework of any collaborative activity with third parties, in parallel to and independently from the performance of this Agreement, during the term of the Project. Independent activities leading to Sideground Information may be undertaken according to the provisions of Article 7. Should the Sideground Information be considered as useful for the Project and/or the Process by R&D Management Team as per Article 5.2.4(g), this “approved” Sideground Information will be referred, once approved, to as “Project Sideground Information”.

1.22	“Term” shall have the meaning ascribed in Article 15.

1.23	“Work” shall mean all R&D activities of the Project to be performed by the Parties pursuant to this Agreement in order to develop the Process, as described in Schedule A.

1.24	“New Equipment” shall mean any modification and/or any new equipment modifying the KHP Pilot demo plant as necessary to carry out the Project.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

2.	PURPOSE

2.1	The objective of the Project is to make maximum efficiency development for achieving Commercialization of the Process..

2.2	The purpose of this Agreement is to :

-	define the terms and conditions relating to the performance of the Project and the Work,

-	set out the rules regarding ownership and user rights to intellectual property on the Results

-	set the basis for the Commercialization of the Process and/or the Intermediate Process.

3.	PERFORMANCE OF THE WORK

3.1	JEPLAN, IFPEN and Axens agree and undertake to conduct the Project and perform the Work in accordance with the terms and conditions set forth in this Agreement.

The Parties shall provide at their own cost, their skill, experience, ingenuity and respective Background Information, Project Sideground Information as deemed necessary for the performance of the Work.

3.2	The Work of the Project shall be carried out by the Parties in their respective facilities, in particular on KHP Pilot demo plant, and the staff of a Party may have to travel to the site of another Party. The staff of a Party hosted at the premises of another Party shall comply with the policies and instructions notified by the technical correspondent of the hosting Party, it being understood that they shall remain under the hierarchical authority of their employer.

3.3	For the performance of the Project, each Party may provide materials, such as samples which are part of Confidential Information, to another Party. The conditions to access these materials shall be decided by the R&D Management Team.

3.4	The initial planning of the Work is detailed in Schedule A. Planning may be updated by the Steering Committee in accordance with the actual work progress. Those updates shall be registered in the minutes of meeting of the Steering Committee.

3.5	If the Parties consider that the Work defined in the Schedule A need to be modified in order to adapt to new needs that appear within the course of the Agreement, such modifications will be decided upon mutual agreement of the Parties in Steering Committee as per Article 7 herebelow and, if deemed necessary by the Parties, may be set out in a written amendment to the Agreement signed by a duly authorized representative of each Party.

3.6	Access to KHP Pilot demo plant.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

3.6.1	Ownership of the KHP Pilot demo plant.

JEPLAN represents and warrants that it has the full ownership of the existing KHP Pilot demo plant and that it has the right to grant or restrict its access to it.

Subject to compliance with provisions of Article 7.1 and 3.6, JEPLAN may use the KHP Pilot demo plant for its regular and normal course of business on the condition that JEPLAN strictly observes confidentiality obligations set forth in Article 11 of this Agreement. Any modification and work on the KHP Pilot demo plant shall be communicated to and discussed by the R&D Management Team and if necessary discussed by the Parties in Steering Committee, and either integrated in the Work or, developed outside the Work as independent R&D activities leading to Sideground Information in accordance with provisions of Article 7.3. This Sideground Information may subsequently qualify as Project Sideground Information and be made available to the Parties as per Article 7.3.

3.6.2	Ownership of new equipment linked to the modifications to the KHP Pilot demo plant during the Work.

New Equipment will be co-owned 50/50 by JEPLAN and Axens. As may be possible, JEPLAN and Axens will make their best efforts to allocate full ownership of each specific equipment or module included in the New Equipment to one of them, so as to achieve 50/50 ownership of the New Equipment as a whole. Each specific equipment or module fully owned by Axens will be clearly identified as Axens’ Property on the KHP Pilot demo plant.

Conditions of use, outside the Work, of the modified KHP Pilot demo plant when using the New Equipment will be discussed and defined by Commercial Committee and validated by Steering Committee.

3.6.3	Access for the performance of the Project

JEPLAN represents and warrants it will give access to KHP Pilot demo plant to Axens and IFPEN to perform the Work specified in Schedule A. JEPLAN represents and warrants that KHP Pilot demo plant is properly operating before the New Equipment is installed on KHP Pilot demo plant. JEPLAN shall inform Axens/IFPEN of any significant dysfunction or defect in the operation and/or on all or part of any equipment of the KHP Pilot demo plant after the Effective Date of this Agreement. In this case JEPLAN will provide, for information, to the Steering Committee a repair plan and the foreseen delay. Any repair before the Work or for any dysfunction or defect not linked to operation of KHP Pilot demo plant (including New Equipment) for the Work will be performed by JEPLAN at its own costs. Any repair made during the Work, should the dysfunction be linked to operation of KHP Pilot demo plant (including New Equipment) for the Work, will be performed by JEPLAN at costs shared between Axens and JEPLAN after validation of repair plan by the Steering Committee. In case the KHP Pilot demo plant ceases to be functional or operational and is considered reasonably or commercially unrepairable, thus jeopardizing the Project, the Steering Committee may decide to terminate the Agreement in accordance with Article 15.5.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

The operating data and laboratory data of the KHP Pilot demo plant may be sent automatically and on real time to the Axens Connect’In platform during the operating periods corresponding to the Work.

The cost associated to the Connect’In platform will be at Axens cost. JEPLAN and IFPEN will have a free access to the Connect’In dashboards corresponding to KHP Pilot demo plant during the Work.

The operation of the KHP Pilot demo plant for the performance of the Work will be performed by JEPLAN, according to the program defined by the R&D Management Team pursuant to Schedule A. JEPLAN shall be in charge of any construction to be undertaken on the KHP Pilot demo plant in order to implement the New Equipment as validated by the Steering Committee as per Article 5.1.3(c).

No other access for any development in the Field shall be given to any other third party, subject to provisions of Article 7 allowing independent R&D activities.

Axens, IFPEN and JEPLAN will share the Products (BHET or rPET in particular) produced during the Work at KHP Pilot demo plant, in particular for their activity to promote and support Commercialization of the Intermediate Process and the Process.

Costs related to this access, work and construction related to KHP Pilot demo plant included in the Project are detailed in Schedule C.

Investment in the CAPEX of KHP Pilot demo plant by Axens is estimated as per Schedules A and C. Contribution to CAPEX as per Schedule C will be made in accordance with the progress of the Work. Any budget overrun regarding the CAPEX shall be discussed by the Steering Committee to decide how to cover this overrun subjected to 5.1.3(b) and 6.

3.6.4	Access for the performance of tests to support Axens marketing/commercialization actions

3.6.4.1	As long as Axens is Commercializing the Intermediate Process and/or the Process, subject to provisions of Article 3.6.4.2, Axens may need to have access to the KHP Pilot demo plant for performance of tests to support Axens marketing/commercialization actions and JEPLAN undertakes to grant such access to Axens under conditions to be discussed and defined by Commercial Committee and validated by Steering Committee. The Parties will agree in Steering Committee on some exclusively reserved slots for these tests (typically three months a year). In principle, all costs related to these tests will be borne by Axens and JEPLAN undertakes to grant access upon conditions similar to those of Schedule C for the execution of the Work. Such access shall be granted for the duration of the Agreement and for a period of five (5) years as of the Commercial readiness of the Process (as defined in Article 5.1.3(d)).

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

3.6.4.2	In case, after the end of the Project, JEPLAN wishes to limit operation of the KHP Pilot demo plant, JEPLAN undertakes to ensure a minimum access to KHP Pilot demo plant for Axens to perform tests to support Commercialization for a period of two (2) years after expiration or termination of the Agreement, [**].

3.6.5	Access for prospective licensees to promote the Process or Intermediate Process

As long as Axens is Commercializing the Intermediate Process and/or the Process, JEPLAN hereby authorizes prospective licensees of Axens for the Process or Intermediate Process to visit KHP Pilot demo plant. Specific conditions of such visit (such as the date of the visit, number of persons to access the facility, confidentiality undertaking of such visiting prospective licensees …) shall be discussed between the Parties. In principle, all costs related to these visits will be reimbursed by Axens to JEPLAN.

3.6.6	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

4.	STATUS AS AN INDEPENDENT PARTY

For purposes of this Agreement, the Parties are independent contractors and no Party may be considered an agent or an employee of another Party at any time or for any purpose. No joint venture, partnership or like relationship is created between the Parties by this Agreement.

5.	MANAGEMENT OF THE AGREEMENT

5.1	Steering Committee

5.1.1	The Parties shall establish and maintain a steering committee (the “Steering Committee”) to oversee the Project and the relationship of the Parties under this Agreement. The Steering Committee shall consist of three (3) members, with one member chosen from JEPLAN, with one member chosen from Axens and one member from IFPEN:

-	The 1 representatives of JEPLAN is:

[**]

-	The 1 representatives of IFPEN is:

[**]

-	The 1 representative of Axens is:

[**]

Each Party may replace its representatives above-mentioned by written notice sent to the other Parties.

5.1.2	All decisions of the Steering Committee shall be resolved and decided by unanimous vote of the Parties. Steering Committee shall meet at least twice a year or at any time upon written request of a Party with one (1) month prior written notice. Axens will be in charge of sending the invitation and the agenda of each meeting to each member of the Steering Committee.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

The meetings of the Steering Committee may be held with physical attendance or by teleconference or other telecommunication means, provided that the Parties agree so.

The quorum for the conduct of business at each meeting shall require the attendance of at least one representative of each Party.

5.1.3	The responsibilities of the Steering Committee shall include (but not limited to) the following activities:

(a)	Review the progress and direction of the Project and the Work. The initial activities detailed in Schedule A shall be considered approved upon execution of this Agreement.

(b)	Monitor the overall budget of the Project (including CAPEX for New Equipment) in accordance with expenditure report as per Article 6, approve the annual budget proposed by R&D Management Team and discuss any budget overruns.

(c)	Validate the deliverables detailed in Schedule A and validate the New Equipment to be implemented on the KHP Pilot demo plant.

(d)	Assess readiness for Commercialization of the Process. This readiness for Commercialization can take place before the end of the Work, according to Schedule A. Should a Party oppose to readiness for Commercialization of the Process, the Parties shall discuss the reasons of such opposition which shall be duly justified; and should the Parties fail to reach an agreement to assess commercial readiness of the Process within two (2) month from Steering Committee meeting stating the opposition, Axens may decide, at its sole discretion and risk, to Commercialize the Process (therefore provisions of Article 10.5 will not apply). Additionally, the Parties will decide upon the opportunity to continue Commercializing the Intermediate Process after the readiness for Commercialization of the Process.

(e)	Discuss the repair plan on KHP Pilot demo plant (in case of dysfunction or defect) as per Article 3.6.3

(f)	Review any technical hurdle that may be encountered during the Work as informed by the R&D Management Team and review the Process data report from site operation of the Process prepared by R&D Management Team or one of the Parties.

(g)	Manage the relationship and interactions of the Parties in performing and administering this Agreement, including ongoing review of the performance of the Work, intellectual property management and direction of the Results and resolution of questions or conflicts that may arise.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(h)	Review and approve or disapprove any changes to Schedule A (Scope of Work) initiated by the Project Leaders (defined below).

(i)	Update, when necessary, Schedule B of the Agreement.

(j)	Decide at the end of the Scope of Work or at any Go/No Go date defined by the parties in schedule A whether to go on with the next steps of the Project (“Go/NoGo Decision”). A Go Decision may only be decided unanimously by the Parties. In case a Party opposes to the Go Decision, with a (30) days prior written notice, the Parties shall discuss the reasons of such opposition which shall be duly justified and should the Parties fail to reach an agreement to the Go Decision, a NoGo Decision will be adopted. In case of NoGo Decision, the Project Leaders shall review and amend as need be the Work, convene another Steering Committee in order to reach a Go Decision. Should the Parties fail to reach a Go Decision, the Parties may decide to terminate the Agreement in accordance with the provisions of Article 15.5.

(k)	Exchange information regarding the Commercialization of the Process and/or Intermediate Process, subject to third party’s right and to extend legally possible, and acknowledge which Party, JEPLAN or Axens, is bringing the opportunity and the customer for a new potential project.

(l)	Validate and determine the strategy between the Parties regarding any trademark (registered or not) exploitation on the Product (or any product derived from the Products) and the Process and discuss the sharing of any financial compensation between the Parties linked to the commercialization of such trademark. Such discussions will be materialized in a separate agreement based on the principles agreed between the Parties in schedule E.

(m)	Validate the conditions of use of and access to the KHP Pilot demo plant outside the Work (as per Articles 3.6.2 and 3.6.4).

(n)	Approve the list of Proprietary Equipment submitted by Commercial Committee.

(o)	Seek for funding programs available or any other sources of funding for the Project (Japanese/French/European).

(p)	Discuss the possibility to establish any structure including a project company or any joint venture company between the Parties that will support one or several projects in a specific area or globally.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

(q)	Discuss of possible use or incorporation in the Project of technology elements of third parties including, if necessary, from Direct Competitors.

(r)	Prepare and maintain minutes of all meetings of the Steering Committee. Meeting minutes shall be issued and communicated to all the representatives of the Parties within ten (10) calendar days of the meeting. The minutes shall be considered as accepted if, within fifteen (15) calendar days from sending, no representative has objected in writing with respect to the accuracy of the draft of the minutes.

The powers of the Steering Committee shall be limited to the foregoing. The Steering Committee shall have no authority to take any decision which would increase the financial commitment of the Parties, amend the scope of the Project or otherwise amend this Agreement or decide a waiver of compliance with or breach of provisions of this Agreement. All such matters shall be subject to an amendment agreement to be signed by the Parties.

Each member of the Steering Committee may invite the person/experts of his choice to attend meetings of the Steering Committee, provided this person is a permanent member of the staff of the Party or of its Affiliates to which the representative belongs, and is subject to the confidentiality obligations set forth in Article 11 of this Agreement. Should a party request that an external person attends a meeting, it shall seek prior written approval of the other Parties and this person shall be bound by confidentiality obligations not less stringent as those set forth in Article 11.

5.2	R&D Management Team

5.2.1	The Parties shall establish and maintain a team to manage activities to be performed under the Project (“R&D Management Team”). The R&D Management Team shall consist of three (3) members, with one member chosen from JEPLAN and one member each from Axens and IFPEN. These members shall be the project leaders for each Party (hereinafter “Project Leaders”).

-	The representative of JEPLAN is:

[**]

-	The representative of IFPEN is:

[**]

-	The representative of Axens is:

[**]

Each Party may replace its representatives above-mentioned by written information sent to the other Parties.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

5.2.2	All decisions of the R&D Management Team shall be approved by unanimous vote. R&D Management Team shall meet, at least, on a quarterly basis or at any time upon written request of a Party with one (1) month prior written notice.

5.2.3	The meetings of the R&D Management Team may be held by teleconference or other telecommunication means, provided that the Parties agree so.

The quorum for the conduct of business at each meeting shall require the attendance of at least one representative of each Party.

5.2.4	The responsibilities of the R&D Management Team shall include (but not limited to):

(a)	Monitoring and reviewing the progress of the Project at a detailed level. The R&D Management Team will conduct review meetings on a quarterly basis.

(b)	Proposing to Steering Committee any modification to the Work as defined in Schedule A.

(c)	Proposing to Steering Committee intellectual property strategy & management regarding the Results.

(d)	Monitoring the costs expended by the Parties for performance of the Project. The R&D Management Team will inform the Parties and Steering Committee in case of budget overruns as per annual budget approved by Steering Committee and discuss the consequences thereof.

(e)	Inform the Parties of any Improvements

(f)	Inform the Parties of a potential development work envisaged outside the Work in the Field, potentially with Third Parties, either at PRT Plant or KHP Pilot demo plant or at IFPEN facilities or at any other location, for further discussion about potential inclusion or not of this work inside the Work, as per Article 7.

(g)	inform the Parties of any Sideground Information a Party deems to be useful to the Project and decide if it is considered as useful as per Article 7 to be made available for the Project and for Commercializing the Process and/or Intermediate Process (and therefore defined as “Project Sideground Information”); Such Project Sideground Information will be made available at conditions proposed by the owning Party that will be submitted for validation and approval by Steering Committee.

(h)	Inform and review about the operation of the KHP Pilot demo plant. JEPLAN shall inform the R&D Management Team of any modification in the operation of the KHP Pilot demo plant (during the Work or outside the Work) in order to discuss the reasons of such operation modifications and of any impact on the Process or Intermediate Process.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

The R&D Management Team shall be in charge of preparing an annual report stating the progress of the Project over the year, proposing, as may be required, changes to the Work defined in Schedule A and establishing a proposal of budget for following year activities for validation and approval by Steering Committee.

5.2.5	Minutes of meetings shall be prepared by one of the Project Leaders designated during the meetings, and communicated to all the representatives of the Parties within ten (10) calendar days from the meeting. The minutes shall be considered as accepted if, within fifteen (15) calendar days from sending, no representative has objected in writing with respect to the accuracy of the draft of the minutes. If an objection is brought by either Party and such conflict is not resolved through amicable discussion, the dispute will be brought before the Steering Committee.

5.2.6	The powers of the R&D Management Team shall be limited to the foregoing. The R&D Management Team shall have no authority to take any decision which would increase the financial commitment of the Parties, amend the scope of the Project or otherwise amend this Agreement or decide a waiver of compliance with or breach of provisions of this Agreement. All such matters shall be subject to an amendment agreement to be signed by the Parties.

5.3	Commercial Committee

5.3.1	The Parties shall establish and maintain a team to manage commercial activities for the Commercialization of the Process and/or Intermediate Process (“Commercial Committee” or “CC”). The Commercial Committee shall consist of two (2) members, with one member chosen from JEPLAN and one member from Axens.

-	The representative of JEPLAN is: [**]

-	The representative of Axens is: [**]

JEPLAN and Axens may replace its representatives above-mentioned by written information sent to the other members.

5.3.2	All decisions of the Commercial Committee shall be approved by unanimous vote between the members. Commercial Committee shall meet, at least, on a quarterly basis or at any time upon written request of a Party with one (1) month prior written notice.

5.3.3	The meetings of the Commercial Committee may be held by teleconference or other telecommunication means, provided that the members agree so.

The quorum for the conduct of business at each meeting shall require the attendance of all members.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

5.3.4	The responsibilities of the Commercial Committee shall include (but not limited to):

(a)	Inform on a yearly basis the Steering Committee with Process or Intermediate Process technology general market expectations and economic data, including but not limited to competition data, if available,

(b)	Ensure the marketing information return and sharing within the members of the Commercial Committee.

(c)	Perform and document regular business prospect reviews as required, but no less than every four (4) months,

(d)	Review and recommend event participations,

(e)	Inform yearly the Steering Committee on the Net Licensing Fees distributed in that year with relevant certified and auditable documents for each licensee subject to confidentiality obligations,

(f)	Make yearly propositions to the Steering Committee regarding external communication / publication strategy. Prepare and validate any press release or written statement intended for use in the public media, in connection with the Project, the Process and/or Intermediate Process; such press release or written statement shall acknowledge the cooperation of the Parties.

(g)	Propose to Steering Committee strategy to protect the Process and Intermediate Process technology

(h)	Decide on the commercialization scheme for the Commercialization of the Process or Intermediate Process in accordance with Schedule F.

(i)	Propose to the Steering Committee access to the KHP Pilot demo plant for the performance of tests to support marketing/Commercialization actions and propose to the Steering Committee conditions of use of the KHP Pilot demo plant outside the Work (as per Articles 3.6.2 and 3.6.4)

(j)	Inform the Parties of any Improvements,

(k)	Review and suggest commercial strategies to the Steering Committee

(l)	Propose to the Steering Committee for its approval the list of equipment developed during the Work which shall be considered as Proprietary Equipment.

(m)	Maintaining a shared database of prospective licensees for the Process and/or the Intermediate Process,

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

(n)	Discuss of possible participation of JEPLAN and Axens for optional services, defined in point 8 and 10 of Schedule F.

5.3.5	The Commercial Committee shall be in charge of preparing an annual report stating the progress of the commercial activities over the year.

5.3.6	Minutes of meetings shall be prepared by one member designated during the meetings, and communicated to all the members of the Commercial Committee within ten (10) calendar days from the meeting. The minutes shall be considered as accepted if, within fifteen (15) calendar days from sending, no representative has objected in writing with respect to the accuracy of the draft of the minutes. If an objection is brought by either Party and such conflict is not resolved through amicable discussion, the dispute will be brought before the Steering Committee.

6.	FINANCIAL CONDITIONS FOR PERFORMANCE OF THE PROJECT

6.1	Sharing of the costs of the Project

The Parties will share the costs (CAPEX, OPEX) relating to the performance of the Work within the Project, on a basis of 50% for JEPLAN and 50% for IFPEN/Axens. Annual budget of the Project is approved by Steering Committee each year. The initial estimate of the overall budget of the Project is detailed in Schedule C, with the corresponding cost sharing.

6.2	Sharing principles for the CAPEX for the Project

JEPLAN and Axens commit to fund the modifications of KHP Demo Plant described in Schedule A with the following contributions:

-	Axens has agreed to spend up to [**], hereinafter “Axens Capex Contribution” in accordance with the Project requirements.

-	JEPLAN has agreed to spend up to [**], hereinafter “JEPLAN Capex Contribution” in accordance with the Project requirements.

At the end of the FEED phase (defined in Schedule A), the CAPEX will be estimated at +/- 10% accuracy. A Go/NoGo Decision will be made by the Parties in Steering Committee (estimated end of March 2021 – unless otherwise agreed by the Parties).

(a)	If the CAPEX estimated in the FEED is less or equal to [**], a Go Decision will be made.

(b)	If the CAPEX estimated in the FEED exceeds [**], then the Parties shall discuss the following solutions, in order of priority, to achieve full funding of estimated CAPEX:

(i)	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(ii)	[**]

(iii)	the Parties may also decide to sell the production of Products (BHET and/or rPET) made during the program Work to finance the CAPEX.

(iv)	the Parties may seek for other sources of financing

(v)	the Parties may decide to give up or postpone part of the modifications/New Equipment in order to decrease the CAPEX

(vi)	Axens and/or JEPLAN may decide to increase their respective Capex Contribution. If only one Party is increasing its Capex Contribution, then the Parties will agree in the Steering Committee on a mechanism of compensation (for example, changing the key of sharing for license fees)

Despite their best efforts to fund the CAPEX, should the Parties consider that the CAPEX estimated in the FEED cannot be reached, the Steering Committee shall adopt a No Go Decision and the Parties may decide to terminate the Agreement in accordance with Article 15.5.

Regarding external sources of funding/subsidies for the Capex, each Party undertakes not include in any agreement with funder any term and conditions detrimental to Project or the licensing activities as foreseen in this Agreement.

6.3	Material budget overruns

Should there be any material budget overrun during performance of the Project (especially regarding CAPEX), the Steering Committee will discuss and decide how to cover this overrun, and the potential consequences on this Agreement. In absence of agreement at the level of the Steering Committee, the Steering Committee shall refer the issue to the representatives of the Parties. The Parties shall make their efforts to find a solution and shall discuss in good faith the need of additional funding of the budget. If the representatives of the Parties fail to reach an agreement within sixty (60) days, then each Party may decide to terminate the Agreement according to Article 15.5.

6.4	Financial monitoring

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

JEPLAN shall open a dedicated bank account in Japan (the “Dedicated Bank Account”) to receive all contributions from the Parties to JEPLAN in accordance with the Agreement (including the Upfront Payments from Axens as per Article 13.3.2) and make all CAPEX-related payments in relation with the Agreement.

The representative of JEPLAN shall provide the Steering Committee with the details of all bank transactions as from the latest Steering Committee meeting (or as from the opening of the Specific Bank Account for the first Steering Committee meeting).

Reporting and follow-up of expenditures. The Parties will provide, on a monthly basis, the R&D Management Team and the Steering Committee with a report of their monthly expenditures for the Project, with relevant documentary evidences. Expenditure Report template will be developed by R&D Management Team.

Audit. Each Party will keep full and proper books of account and records, and evidence of all enquiries, quotations, invoices, payments, transactions and proceedings relating to the Project. Each Party shall, at its expense, have the right to examine all of the books and records (including computer print-outs), during normal business hours upon reasonable notice and to have an audit conducted, at its expense, by itself or, by an independent auditor selected by itself in order to verify the information related to the financial operations of the New Equipment and Work. In case of irregularity, anomaly or errors, the Parties shall meet and discuss in good faith the regularization and the Party responsible for any error, omission or breach shall immediately at its sole expense and cost regularize the situation and reimburse to the Party which initiated the audit the cost of said audit.

7.	Exclusivity – MODIFICATION TO Scope of Work

7.1	For the duration of the Agreement, the Parties agree to perform the Project on an exclusive basis in the Field of Collaboration. No Party shall undertake research and development and Commercialization activities in the Field of Collaboration outside the framework of the Agreement either alone or with third parties without the prior written agreement of the other Parties, subject to conditions of Article 7.3 hereunder.

7.2	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

7.3	[**]

7.4	[**]

7.5	[**]

[**]

8.	ASSIGNMENTS

This Agreement is concluded on an “intuitu personae” basis. No Party may assign or transfer this Agreement without the written consent of the other Parties, such consent not to be unreasonably withheld. This Agreement, and all covenants, terms, provisions, and agreements contained herein shall be binding upon, and shall inure to the benefit of, the Parties respective successors and permitted assigns

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

9.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

9.1	Each Party represents and warrants to the other Parties that: (i) it is a duly incorporated and validly existing legal person in its country of incorporation and has all requisite corporate power and authority to conduct its business in accordance with its business license, articles of association or similar corporate organizational documents; (ii) it has the full power and authority and has taken all corporate actions necessary to enter into, to execute and deliver and to perform all its obligations under this Agreement, as the case may be, and to consummate the transactions contemplated herein and therein; (iii) upon execution, this Agreement will constitute its valid and binding obligations enforceable against it in accordance with their terms; (iv) no notices, reports or other filings are required to be made by it with, nor are any consents, waivers, authorization, registrations, approvals, declarations, permits or expiration of any applicable waiting periods are required to be obtained by it from, any Government Authority in connection with the execution or delivery of this Agreement; (v) no litigation, judicial or governmental proceeding is pending, or to the best of its knowledge threatened against it, which would have a material adverse effect on its financial condition or business or its ability to carry out the transactions contemplated herein and therein; and (vi) it is not related to any anti-social forces.

9.2	Each Party shall (a) provide the means and facilities necessary to carry out its respective tasks set out hereunder in a professional manner, (b) provide appropriate and qualified personnel for the performance of its respective tasks hereunder, (c) use all reasonable efforts to carry out the Work and their respective tasks within the period fixed by the time schedule agreed to by the Parties, (d) ascertain that the Work will be carried out in full accordance with the stipulations of this Agreement, (e) maintain the Work in confidence pending disclosure to and protection; and (f) not to knowingly or negligently use knowledge in violation of third parties’ rights.

9.3	The Parties acknowledge that Background Information, Sideground Information, Project Sideground Information, Results, Improvements and all other information provided by one Party to another under the Agreement are provided on an “AS IS” basis, without any express or implied warranty, including but not limited to, any and all warranties as to their commercial exploitation, safety, fitness or conformity for any particular purpose or use, accuracy and absence of defects, nor as to the absence of any dependence upon or infringement of proprietary rights of third parties.

9.4	Except as provided in Article 9.2, the Parties do not represent nor warrant to each other that any advice or information given by them or by any of their respective employees who work on any part of the Project, or the content or use of any Results, Background Information, Sideground Information, Project Sideground Information, Improvement or materials, works or information provided in connection with the Project will not constitute or result in any infringement of third-party rights.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

10.	LIABILITY AND INSURANCE

10.1	Each Party undertakes to perform its part of the Work at its own risk and under its sole liability and shall support all consequences in compliance with the provisions of the Agreement and the applicable laws. Without prejudice to the provisions of Article 10.5, the Parties expressly reject any joint and several liability in relation to the performance of this Agreement and shall not be authorized to act on the behalf of the other Parties or present themselves towards third parties as being jointly liable under the Project unless otherwise expressly agreed in writing between the Parties

10.2	Injury to staff or damage to property

10.2.1	Subject to 10.2.2, each Party shall defend, indemnify and hold harmless the other Parties and their Affiliates and their officers, directors, employees, and appointed representatives, from any and all claims, losses, expenses or damages arising from or related to the injury to or death of any person, and the damage to or loss of any property resulting from any negligent acts or omissions of the first Party, its employees, appointed representatives, and subcontractors.

10.2.2	Each Party hereto assumes and shall be responsible for all costs, losses, and expenses related to injuries (including death) that have been incurred or suffered by its employees or other representatives (including trainees, students, part-time workers, or subcontractors) present at its or the other Parties’ premises, or damages to its or their properties or other goods under its or their custody, which may arise out of said Party’s activities under this Agreement, and regardless of the cause of such injuries or damages, with the sole exception of those acts which are attributable to a wilful misconduct or a gross negligence of another Party. Each Party shall inform the other Party of any incident or damage occurring to the staff of such other Party occurring in its premises during performance of work related to this Agreement by said staff in order to allow such other Party to proceed to the declarations required by law within the prescribed time.

10.3	Each Party shall, at its sole expense, defend, indemnify and hold harmless, individually, the other Parties and their representatives, and their permitted successors and assignees, from and against all losses, based upon, arising out of, or relating to, any proceeding, or any threatened proceeding, brought by any third party that arises out of, or relates to:

(a)	an allegation that, if true, would constitute a violation of any applicable laws or any applicable provision contained in its constitutive documents or in any material agreement, instrument or document to which it is a Party or by which it is bound;; or

(b)	a Party’s or its representative’s gross negligence, or willful misconduct, in the performance of this Agreement.

10.4	Limitation of contractual liability

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

10.4.1	[**]

10.4.2	Background Information, Sideground Information, Results, Improvements and other information are used by the Parties under the Agreement at their sole expense, risk and peril; consequently, none of the Parties shall have recourse against the other Parties, their possible subcontractors or their personnel, by virtue of its own use of such Background Information, Sideground Information, Project Sideground Information, Results, Improvements or other information.

10.4.3	[**]

10.5	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

10.6	Insurance

10.6.1	Each Party is required, during the term of this Agreement, to have and maintain the insurance policies it deems adequate to provide sufficient coverage of its risks and liability under the Agreement throughout the duration of the Agreement.

10.6.2	Each Party warrants and represents that it has adequate liability insurance for the protection of itself and its officers, employees, and agents, while acting within the scope of their employment by the Party. In particular, each Party is responsible for having the insurance coverage for its own staff in accordance with applicable legal requirements for occupational injuries and occupational diseases and its national mandatory social security legislation. As a consequence, each Party must fulfill the required formalities and sustain all the costs, if any, involved in the insurance policies underwritten to cover its own staff against the risks.

10.6.3	[**]

11.	CONFIDENTIAL INFORMATION

11.1	The Receiving Party may use Confidential Information solely for purposes of fulfilling the objectives of this Agreement defined in Article 2.

11.2	For the duration of the Agreement and for a period of [**] after the termination of this Agreement, the Receiving Party agrees not to duplicate, use or otherwise disclose any Confidential Information to any third person, firm, corporation, entity, organization, institution, government entity, or party, except that Confidential Information may be disclosed by the Receiving Party on a “need to know” basis to its Affiliates employees, staff, or professional advisors who consent to be bound by the terms of this Article 11.

Moreover, each Party may disclose Confidential Information received by it hereunder to:

-	[**]

-	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

Each Party shall ensure that all individuals or entities to whom it discloses Confidential Information of another Party as permitted under this Agreement are made aware, prior to such disclosure, that the disclosed information is Confidential Information of another Party and are instructed to maintain the confidentiality thereof except as permitted hereunder. Except in the case of disclosure under Article 11.7, each Party shall cause such individuals or entities to be bound by written protective confidentiality agreements containing confidentiality terms and use restrictions at least as stringent as those set forth in this Agreement and shall enforce, or provide reasonable cooperation to the other Party in enforcing, any applicable confidentiality or limited use obligations in such confidentiality agreements if necessary. Each Party shall limit the disclosure of another Party’s Confidential Information to only those who need to know to perform the Agreement.

11.3	The Receiving Party shall use at least the same degree of care in safeguarding, protecting, and preserving the Confidential Information of the Disclosing Party as it uses for its own confidential and proprietary information, but in no event less than reasonable care.

11.4	The Receiving Party shall promptly notify the Disclosing Party in writing if it has reason to believe that unauthorized use, possession, acquisition, dissemination or disclosure of any Confidential Information has occurred, and the Receiving Party shall use its reasonable efforts to cooperate with any appropriate actions taken by the Disclosing Party to protect said Confidential Information from further dissemination, including enforcing the terms of any agreement between the Receiving Party and the individual(s) responsible for the unauthorized use or disclosure.

11.5	Notwithstanding the foregoing, the Receiving Party shall have no obligation to treat as Confidential Information, any information, data, or items that:

(i)	were in the possession of or known by the Receiving Party at the time of disclosure, without an obligation to maintain confidentiality;

(ii)	are or become known to the public without violation of this Confidential Information section of this Agreement;

(iii)	are disclosed lawfully to the Receiving Party by a third party having the right to disclose the information without violation of this Confidential Information section of the Agreement;

(iv)	can be demonstrated are independently developed by the Receiving Party without the use or benefit of the Confidential Information; or

(v)	are approved in writing by the Disclosing Party for disclosure.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features, but not the combination itself, are within the exceptions

11.6	[**]

11.7	In the event that the Receiving Party is required by law or court order or by regulatory body to disclose Confidential Information, then the Receiving Party agrees to promptly notify the Disclosing Party of such required disclosure and where permissible, provide the Disclosing Party with an opportunity to oppose or limit disclosure. Any compelled disclosure under such law or court order or pursuant to regulatory inquiry or demand shall be limited to the minimal acceptable disclosure.

11.8	The Receiving Party specifically agrees not to transmit, disclose, ship, export, or re-export, either directly or indirectly, any technical data, products, or samples received pursuant to this Agreement that are in violation of any applicable export control regulations. The Disclosing Party agrees to notify the Receiving Party in writing if any confidential information is subject to any Export Control Regulations or other regulations imposing restrictions on the use of such Confidential Information prior to disclosure of any such Confidential Information.

11.9	No contamination. When exchanging confidential information with a potential licensee or any other third party, each Party shall ensure that its confidential information not be contaminated by technical information received from third party (such as any information relating to any competing technology).

11.10	Nothing in this Section 11 shall be construed or interpreted as to require one of the Parties to disclose information to the others which they are otherwise obligated to hold in confidence, or to make other disclosures which might be injurious to the individual interests of the Parties.

12.	INTELLECTUAL PROPERTY

12.1	Background Information and Sideground Information and Project Sideground Information.

(a)	Each Party retains ownership of its Background Information.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

(b)	Each Party retains ownership of its Sideground Information/Project Sideground Information.

(c)	Each Party grants to the other Parties, subject to third parties’ rights, a non-exclusive, non-transferable (except to Affiliates involved in the Project), royalty-free, right to use its Background Information and Project Sideground Information (upon conditions detailed in Article 5.2.4(g) and Article 7) necessary for performance of its part of the Work, for the term of the Project.

The Agreement does not aim to transfer, modify or alter intellectual property rights on the Background Information and/or Project Sideground Information owned or held by a Party, which may be used for the performance of the Project.

12.2	Improvements

Each Party retains ownership of its Improvements.

Each Party grants to the other Parties, subject to third parties’ rights, a non-exclusive, non-transferable (except to Affiliates involved in the Project), royalty-free, right to use its Improvements necessary for performance of its part of the Work, for the term of the Project.

The Agreement does not aim to transfer, modify or alter intellectual property rights on the Improvements owned or held by a Party

12.3	Results

12.3.1	Ownership. All Results generated in the framework of the Project, as well as any intellectual property rights and titles thereof (e.g. patents rights) shall be jointly owned 50%JEPLAN and 50% IFPEN/Axens.

12.3.2	[**]

12.4	Patentable Results

12.4.1	Patent Preparation and Filing. For these jointly owned patents on Results (hereinafter “Jointly-Owned Patents”), the Parties will determine which Party shall prepare and file patent protection (“Filing Party”). Unless otherwise decided by the Parties, IFPEN shall be the Filing Party. The Filing Party will provide or, as may be the case, instruct its patent prosecution counsel (“Prosecution Counsel”) to provide the other (non-filing) Parties with copies of all patent applications at least thirty (30) days before they are required to be filed with the relevant patent office.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Filing Party shall not be liable in case of difficulty or failure to obtain intellectual property title nor in case of loss of rights, except for gross negligence or willful misconduct.

12.4.2	Cooperation.

The Parties agree to fully cooperate with each other to ensure the patent applications will cover, to the best of the Parties’ knowledge, all items of commercial interest and importance to the Parties. At its discretion, the Filing Party may allow the non-filing Parties to instruct Prosecution Counsel directly, provided that prior written approval is obtained and the Prosecution Counsel remains counsel to the Filing Party with an appropriate contract (and shall not jointly represent the Parties unless requested by the non-filing Party and approved by the Filing Party, and an appropriate engagement letter and conflict waiver are in effect.) The Parties agree that they will share a common legal interest to get valid enforceable patents and that the Parties will maintain as privileged, Confidential Information, all information received pursuant to Section 11.

Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Jointly-Owned Patent, as described herein, even when a Party does not join in the filing of a patent or any extension thereof. Such cooperation includes without limitation executing all papers and instruments, or requiring its employees and representatives to execute such papers and instruments, so as to register the ownership of the Jointly-Owned Patents, as apportioned in this Agreement.

12.4.3	Patent Prosecution.

Prior to filing for any Jointly-Owned Patent, the Filing Party shall submit an invention proposal to the Parties for its review and approval to ensure that Party’s Confidential Information is not disclosed in such invention proposal. If a Party reasonably determines that such proposal discloses its Confidential Information (or other information from which its Confidential Information may be inferred or deduced) to the prejudice of its trade secrets, it shall within ten (10) business days of its receipt of the invention proposal notify the Filing Party in writing of its approval of or objection to such disclosure.

The Parties shall thereafter work together to ensure that the corresponding patent application is written so as to adequately protect the interests of all Parties. The non-Filing Party may object to the patent application as drafted, with a written counter proposal within fifteen (15) days from the notification by the Filing Party of said patent draft, which will be made at least thirty (30) days before the filing is due.

12.4.4	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

12.4.5	Patent costs. All Jointly-Owned Patent costs shall be shared between the co-owners as per shares of co-ownership defined 12.3.1, upon direct presentation of the invoices to the co-owners.

All invoices for patent costs shall be sent to:

Name and title – address – tel – mail
For JEPLAN	Ms. Yukari ISHIZU Kasumigaseki Bldg. 25F, 3-2-5 Kasumigaseki, Chiyoda, Tokyo, 100-6025, Japan Tel: [**] Email: [**]
For Axens	Mr Pierre Beccat; Executive VP CTO 89 Bd Franklin Roosevelt, 92500 Rueil Malmaison, France Tel: [**] Email: [**]
For IFPEN	Mr Jean-Pierre Burzynski, Process Business Unit Director IFP Energies nouvelles – Process Business Unit 1 et 4 avenue de Bois-Préau 92852 Rueil-Malmaison Cedex - France Tél.: [**] Email : [**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

The amount due shall be paid by each co-owner to the Filing Party by wire transfer, within a period not exceeding thirty (30) days from the date of receipt of the invoice by relevant co-owner. In case a Party does not pay its share it shall abandon all its rights on the Jointly-Owned Patent in the concerned country, and undertakes to execute promptly all related formalities at the other co-owners’ demand. Consequences of this abandonment as defined in Article 12.4.4(c) shall apply.

12.4.6	Assignment of Jointly-Owned Patents

(a)	If a co-owner wishes to assign its patent right to a non-Affiliated third party with respect to any Jointly-Owned Patent, it shall so inform the other co-owners and communicate the identity of the potential assignee and the price, terms and conditions of such tentative transfer. Such other co-owners will have a preferential right for the acquisition of the said Jointly-Owned Patent right or rights.

(b)	The other co-owners shall inform the assigning Party within a time period of 60 (sixty) days following the date of notice by the latter; a failure to respond within the said time period shall be construed to imply a waiver of the right to exercise the preferential right under paragraph (a) above.

(c)	If the other co-owners do not wish to take over the patent right or rights at the aforementioned conditions, the assigning Party may offer the same to the third party potential assignee identified in (a) (subject to the provision of paragraph (e) hereunder), provided that the conditions proposed to or accepted by said third party shall in no event be more favorable than those proposed to the other Parties, in which case paragraphs (a) and (b) would apply again.

(d)	The preferential right shall not apply in the case of an assignment of the patent rights to a third party as a result of the purchase or acquisition of whole or a substantial part of the assets from a co-owner, provided that such third party is not a Direct Competitor of Axens, IFPEN or JEPLAN and always subject to the provision of paragraph (e) hereunder.

(e)	In case of the assignment of the patent rights to a third party under paragraph (c) or (d) here above, the assigning Party shall procure that the assignee shall accept all obligations of the present Agreement relating to the Jointly-Owned Patent and their exploitation conditions.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

12.4.7	[**]

12.4.8	Enforcement of Jointly-Owned Patents

(a)	[**]

(b)	Claim by third Party against Jointly-Owned Patents

In the event that a declaratory judgment action, counterclaim or similar proceeding alleging invalidity or unenforceability or any infringement claim of any of the Jointly-Owned Patent is brought or made against one of the Parties, such Party shall promptly notify the other Parties thereof in writing.

The co-owner of the Jointly-Owned Patent which is facing such third party claim shall defend against any such declaratory judgment action, counterclaim, claim or similar proceeding. The other Parties undertake to provide any technical assistance as reasonably necessary to ensure defense of the Jointly-Owned Patent and may, as they see fit, join in the action, at their own costs.

No Party shall settle or compromise any such suit without the consent of the other Parties, if the settlement or compromise obligates the other Parties to make any payments or part with any property or assume any obligation or grant any license or other rights or be subject to any injunction by reason of such settlement or compromise.

All expenses (including reasonable legal cost and attorney fees) directly related to the Jointly-Owned Patent defense strategy as well as other sums that may be assessed in or become payable under any final judgment by any court having jurisdiction shall be supported by the Party facing the claim. Upon request of such Party, except otherwise agreed in writing by the Parties, such expenses shall be shared by the Parties as apportioned in accordance with Article 12.3.1.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

13.	USE AND EXPLOITATION

13.1	Use and exploitation of Background Information and/or Sideground Information and/or Project Sideground Information and/or Improvements.

Subject to the provisions of Articles 7, 12.1(c), 12.2, 13.1 and 13.3, each owning Party may freely use and exploit its own Background Information, Sideground Information, Project Sideground Information and Improvements.

Subject to Articles 7, 12.1(c), 12.2, 13.1 and 13.3, the Parties may not use and exploit the Background Information, Sideground Information, Project Sideground Information and Improvements without the written authorization of the owning Party.

Except in case of Article 13.3 regarding use for Process or Intermediate Process, if a Party reasonably determines that any Background Information and/or Sideground Information and/or Project Sideground Information and/or Improvements owned by another Party or its Affiliates is necessary to a commercial and/or industrial use, other than the licensing of Process or Intermediate Process, of any Result, made or conceived under the Agreement, then the owning Party hereby agrees, subject to any pre-existing third parties rights, to grant a license to the requesting Party, on a nondiscriminatory and reasonable royalty basis, to the extent that such owning Party is legally able to do so.

13.2	Use and exploitation of the Results

Each Party shall remain free to use and exploit the Results, subject to provisions of Articles 7 and 13.3.

13.3	Licensing of the Process and Intermediate Process

13.3.1	Licensing of the Process or Intermediate Process

(a)	The Parties agree that Axens will be the exclusive licensor of the Process and Intermediate Process.

To the extent permitted by law, Axens undertakes to do its reasonable commercial efforts to Commercialize as widely as possible the Process and/or Intermediate Process to licensees.

(b)	For limited purpose for use in connection with the Process or Intermediate Process, each Party agrees to grant to Axens

(i)	an exclusive, worldwide, right to make, have made, use, import, export and license (including the right to further sublicense) the Results, and any related intellectual property rights, and

(ii)	an exclusive, worldwide, right to make, have made, use, import, export and license (including the right to further sublicense) Improvement and any related intellectual property rights, and,

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

(iii)	an exclusive, worldwide, right to make, have made, use, import, export and license (including the right to further sublicense) its Background Information and any related intellectual property rights for commercial purposes, as necessary for licensing Process, and

(iv)	an exclusive, worldwide, right to make, have made, use, import, export and license (including the right to further sublicense) Project Sideground Information and any related intellectual property rights, subject to rights of third parties granted prior to the signature of the Agreement, for commercial purposes, as necessary for licensing Process, and

(v)	a non-exclusive, worldwide, right to use, exploit and promote, directly or indirectly, any and all trademarks (registered or not) as the commercial name of the Intermediate Process and/or Process, notably in any advertising and promotional material in paper or digital format, on Internet or via any hitherto known or unknown media (trademark strategy defined in Schedule E).

as necessary in order for Axens to practice Commercialization worldwide of the Process and/or Intermediate Process; such grant is limited to licensing including JEPLAN, its Affiliates and any third party the right to design, engineer, build, operate, maintain and repair any apparatus, composition of matter, method or process and the right to manufacture, sell, supply all or part of the Process and/or Intermediate Process.

For the avoidance of doubt, JEPLAN retains the ownership of its Background Information, Project Sideground Information and Improvements developed and/or acquired by JEPLAN without participation of IFPEN/Axens or use of IFPEN/Axens Confidential Information, and may use its Background Information, Project Sideground Information and Improvements as it sees fit, subject to (a) the rights granted to Axens for licensing of Process, the Intermediate Process and/or the intermediate Process (b) provisions of Article 7.

Axens shall conclude a commercial license agreement with all its licensees (including JEPLAN, JEPLAN’s Affiliates or any third party) for each licensed Process and/or Intermediate Process in accordance with the format provided in Schedule D.

(c)	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

13.3.2	Upfront for JEPLAN

The Parties hereby agree that the amount of upfront payment (the “Upfront Payment”) of future revenue which may arise from future licensing revenue of the Process and/or the Intermediate Process , to be paid to JEPLAN in the framework of this Agreement, is fixed to [**]. However, the Parties hereby accept that the payment of this upfront payment is conditioned to the signature of the Agreement before July 30th, 2020 and to the Go Decision at the end of the FEED.

This upfront payment will be paid into three installments:

-	[**] upon signature of the Agreement by all Parties

-	[**] upon Go Decision at the end of the FEED

-	[**] six (6) months after Go Decision at the end of the FEED

Any future licensing revenue of the Process and/or the Intermediate Process owed to JEPLAN as defined in Article 13.3.5 below, will be retained by Axens until the total amount of the Upfront Payment including taxes is reached.

[**]

13.3.3	Introduction of JEPLAN to licensees

As the exclusive licensor of the Process and/or the Intermediate Process, and whenever the licensee has not been introduced by JEPLAN to Axens, Axens will make its reasonable efforts to introduce JEPLAN, as its partner for the Process, to its licensees. However, JEPLAN acknowledges that Axens might not be allowed by a potential licensee or a licensee to disclose its project to JEPLAN.

13.3.4	License Fee

For any plant that licenses the Process and/or the Intermediate Process, Axens, as the grantor of license to the Process and/or the Intermediate Process, shall receive royalty payments due from licensees of the Process and/or the Intermediate Process (“License Fee”).

With respect to each Licensed Unit, Axens or JEPLAN, depending on which entity is recognized as bringing the opportunity and finding the prospective licensee, will be entitled to receive [**] of the Gross License Fee to cover its marketing and commercial expenses (“Marketing Fee”), Axens will be entitled to receive [**] of the Gross License Fee to cover its contractual expenses related to granting the license (“Contracting Fee”). Basis for calculation of Gross License Fee will be License Fee after payment of any taxes, duties, withholding tax or any similar governmental taxes and third party technology license fee, as applicable to the relevant license agreement for the Licensed Unit. The [**] of the Gross License Fee will be treated as the “Net License Fee.”

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

13.3.5	Commercial exploitation of the Process and/or the Intermediate Process

[**]

(a)	Commercialization by AXENS of the Process and/or the Intermediate Process will result as follows:

(i)	Process license for PRT Plant

For the existing PRT industrial unit in Japan (PRT Plant), as agreed between the Parties, a royalty bearing license agreement will have to be signed between Axens and PRT Plant operator for the Process and/or Intermediate Process (for sake of clarity, including for the PRT Process) upon conditions to be agreed upon.

JEPLAN undertakes to inform the other Parties in Steering Committee of any work and/or development foreseen, either on its own or with third parties, to support/improve PRT Plant. In accordance with provisions of Article 7.3, the Parties shall discuss possible inclusion of said development/work inside the Work or allow JEPLAN to proceed with such development/work as independent R&D work.

(ii)	Process license for KHP Pilot demo plant

For the existing KHP Pilot demo plant in Japan using the KHP process, no royalty will be charged to and no license agreement will be signed with JEPLAN, as long as JEPLAN is owner and operator of KHP Pilot demo Plant, to acquire a license on the Process and/or Intermediate Process, since the Work includes some modifications of KHP Pilot demo plant, provided JEPLAN is not in breach of its obligations under Articles 3.6 and 7.

JEPLAN undertakes to inform the other Parties in Steering Committee of any work and/or development foreseen, either on its own or with third parties, to support/improve KHP Pilot demo plant such as its design and/or operation. In accordance with provisions of Article 7.3, the Parties shall discuss possible inclusion of development/work inside the Work or allow JEPLAN to proceed with such development/work as independent R&D work.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(iii)	In consideration for the rights granted to Axens as per Article 13.3.1 hereabove, Net License Fee received from any licensee for the Process and/or Intermediate Process licensing agreements will be shared as follows:

-      50% for JEPLAN

-      50% for Axens.

(iv)	Net License Fees received from any client for Process and/or Intermediate Process licensing agreements signed after thirty-five (35) years from the Effective Date, will be retained by Axens as sole beneficiary.

(b)	[**]

(c)	[**]

(d)	[**]

(e)	[**]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

14.	PUBLICATIONS

14.1	The Parties have the right to publish the Results, provided that any such publication does not contain any Confidential Information of another Party, unless such disclosure has been authorized, in writing, prior to any release of Confidential Information. The Party intending to publish (“Publishing Party”) agrees to provide the other Parties with a copy of any proposed publication or public disclosure at least sixty (60) days in advance of the proposed publication date to allow for a thorough review. Further, the Publishing Party agrees to (i) remove any Confidential Information of a non-publishing Party from any proposed publication, upon request by said non-publishing Party; and (ii) delay any publication, if required, in order to file for patent protection of any patentable material disclosed within the proposed publication. If a Party still disagrees with a publication it shall be finally settled by the Steering Committee or by Axens for Commercialization item.

14.2	Each Party will be given full credit and acknowledgment for the support provided to the Project and the Results thereof in any publication resulting from the Project.

15.	TERM, TERMINATION AND SURVIVING RIGHTS

15.1	For the purposes of this Agreement, termination shall mean the termination or expiration of this Agreement as in accordance with this Article 15.

15.2	Unless terminated in accordance with Article 15.3, 15.4 or 15.5 or by mutual agreement, the Term of this Agreement shall be for five (5) years from the Effective Date.

15.3	Termination for Cause. This Agreement may be terminated by written notice effective immediately:

(a)	by any Party if one of the other Parties is unable to pay its debts or becomes insolvent or an order or an application is made or a resolution passed for its administration, winding-up, dissolution or bankruptcy or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any of its assets or it enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

(b)	by any Party if one of the other Parties is in breach of any of its material obligations under this Agreement and such breach is incapable of being cured, this including an unauthorized Change of Control according to Article 15.4, breach of confidentiality obligations, breach of obligations defined in Article 13, unauthorized disposal of KHP Pilot demo plant or of the New Equipment, failure to grant access to KHP Pilot demo plant for the Project; or

(c)	by any Party if one of the other Parties is in breach of any of its material obligations under this Agreement and, where such breach is capable of being cured, fails to cure the breach within a period of one-hundred and twenty (120) calendar days after written notice of such breach by the non-breaching Party.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

15.4	Change of Control. Should a Party undergo a Change of Control to a Direct Competitor of another Party, the Party undergoing the Change of Control must inform the other Parties no later than thirty (30) days of such Change of Control. No later than thirty (30) days following such notification, a Party not undergoing the Change of Control may, in its sole discretion, immediately terminate this Agreement. Such termination shall be as though the agreement was terminated in accordance with Article 15.2. Should a Party not undergoing the Change of Control not exercise its option in that thirty (30) day period, it loses its right to terminate this Agreement in accordance with this provision.

15.5	Mutual determination or No GO decision. Should the Steering Committee decide not to proceed with the Project (e.g. in case of budget overrun (Article 6) or in case of technical hurdles or in case of Force Majeure event), then the Parties may decide to terminate this Agreement.

Moreover, the Parties agree that the Agreement shall terminate in the event of a “No Go” decision in accordance with Article 5.1.3(j).

Termination shall be effective on the date specified in the minutes of the meeting stating termination of the Agreement. All Parties shall mitigate any costs incurred in shutting down the Project.

15.6	Upon any termination of this Agreement for any reason whatsoever, except as permitted elsewhere herein, each Party shall promptly cease to use the other Parties’ Confidential Information, or portions thereof, except that no Party shall be required to cease the use of any of the other Parties’ Confidential Information to the extent such Confidential Information is required by such Party to enjoy any surviving rights under this Agreement, provided however that the use of any such Confidential Information by a Party shall remain subject of the confidentiality obligations hereunder.

15.7	Should this Agreement terminate in accordance with Article 15.2, 15.4, then, except otherwise agreed between the Parties, provisions of Article 13 shall continue to be applicable beyond termination of the Agreement for the duration specified in Article 13.3.5(a)(iv) or for the duration of relevant intellectual property rights, whichever is the latest.

15.8	[**]

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

15.9	[**]

15.10	Should this Agreement be terminated in accordance with the provisions of Article 7.2, then provisions of Article 15.9 shall apply, [**].

15.11	Except otherwise agreed between the Parties, the following parts of this Agreement shall survive its expiration or termination:

(a)	Articles: 1 (Definitions); 10 (Liability and Insurance); 9 (Warranty), 11 (Confidential Information), 12 (Intellectual Property) – with the exception of Articles 12.1(c), 12.3.2 and 12.4.7; 14 (Publications), 15 (Termination); 16 (Conflict of interest and compliance with anti-corruption and other laws), 18 (Governing Law and settlement of disputes); 20 (Notices); 21 (Miscellaneous provisions).

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(b)	To the extent the Process and/or the Intermediate Process is Commercialized by Axens, Articles : 3.6 (Access to KHP Pilot demo plant) – with the exception of Article 3.6.3; 5.1 (Steering Committee), 5.3 (Commercial Committee).

16.	CONFLICT OF INTEREST AND COMPLIANCE WITH ANTI-CORRUPTION AND OTHER LAWS

16.1	Conflict of Interest. Except for customary promotional material and occasional business entertainment limited in value in any instance to the reasonable cost of a business meal, and except as specifically authorized under the terms of this Agreement, each Party shall not give, offer, or accept, and warrants that it has not given, offered or accepted, directly or indirectly, any money, personal services, credit or other thing of value, to or from the other Parties, their Affiliates, or any of their agents, independent contractors or subcontractors or the employees of any of the foregoing, in order to influence the award of this Agreement or any other contract that has been or may be awarded by the other Parties, or their terms, performance, administration, extension or termination. Further, each Party shall avoid situations in which any personal interest could conflict with the interests of the Party or any of its Affiliates. Each Party shall promptly inform the other Parties in writing should it become aware that any such conflict of interest has arisen. Any violation of this provision shall constitute a substantial breach of this Agreement which, without prejudice to the other Parties’ right to enforce any other remedy provided by law, shall empower the other Parties to terminate this Agreement for default (as per Article 15.3) and claim damages.

16.2	Compliance.

The Parties shall always, when acting in connection with this Agreement, act in compliance with applicable law, rules and regulations relating to ethical and responsible standards of behaviour, including, but not limited to anti-bribery laws and labour law, personal data protection and embargo provisions.

The Parties hereby represent, warrant and covenant that they will comply with all of the provisions of this Article 16:

16.2.1	The Parties shall comply with Anti-Corruption Laws and shall not cause the other Parties or their Affiliates to be in violation of any Anti-Corruption Law. “Anti-Corruption Laws” mean collectively:

(i)	any applicable law or regulation implementing the Organization for Economic Cooperation and Development Convention against Bribery of Foreign Public Officials in International Business Transactions; and

(ii)	all other applicable laws, regulations and conventions regarding domestic or international corruption, bribery or ethical business conduct.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

16.2.2	No Party has made and will not make, with respect to any activity undertaken in connection with this Agreement any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly to any officer, employee or representative of government or any governmental authority, department, agency, instrumentality, legislature, court, political candidate, political party, government-owned/managed/controlled company or public international organization (“Foreign Official”) for the purpose of:

(i)	influencing any act or decision of any Foreign Official;

(ii)	inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such official; or

(iii)	inducing such Foreign Official to use his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order, in the case of (i), (ii or (iii), to assist a Party or any of its Affiliates in obtaining or retaining business, or directing business to such person, or assisting such person in obtaining any advantage.

Each Party hereby agrees to keep any accounting documents and other proofs of payments (made or received) and/or of expenses incurred in the frame of this Agreement, during the term of the Agreement and during six (6) years thereafter. Each Party or any third party appointed by it shall be entitled to audit such documents upon reasonable advance notice, in order to ensure that the other Parties comply with the provisions of this Article 16.

In case of breach by a Party of the aforesaid obligations, the other Party shall decide whether to (i) suspend the Agreement for a period not exceeding three (3) months and/or (ii) terminate the Agreement in accordance with the provisions of Article 15.3 if that the breach is not capable of remedy or said breach causes (or is likely to cause) him serious harm.

17.	Export Control

The Parties shall adhere to all applicable Export Control Laws and Regulations and shall not export or re-export any technical data or products in violation of such laws France or EU, and any other national export regulations as relevant. If one Party determines that any information, material to be used for the Project, Result, deliverable of the Project is subject to Export Control regulations and would require an Export Control License, then (a) that Party will promptly inform the other Parties of said Export Control regulations and (b) the Parties shall work together to obtain the required licenses before said controlled information or product(s) are exported. Also, if it is determined that an Export Control License will be necessary to transport or disclose technology, this information and any licensing costs shall be shared between the Parties. Any subsequent delay in obtaining such license(s) shall extend any period of performance under this Agreement as necessary to obtain such license(s). If a license is required to export the technology and parties are unable to obtain such a license, the Project may be terminated under Article 15.5 above.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

18.	GOVERNING LAW AND SETTLEMENT OF DISPUTES

18.1	Choice of Law. It is agreed by the parties hereto for themselves and all persons claiming under them that, regardless of where this Agreement shall be entered into or performed, the laws of Switzerland, without regard to its choice of law principles, shall govern the interpretation and the performance of this Agreement and any further agreements which may result from it.

18.2	Dispute Resolution.

Any dispute, claim or controversy between the Parties arising out of or related to this Agreement or the breach thereof (“Dispute”) shall first attempt be settled by discussions between the Project Leaders. If the Project Leaders cannot resolve the Dispute within one week of notice of the dispute being provided to all Parties, such Dispute shall be referred to the R&D Management Team for resolution. If the R&D Management Team cannot resolve such Dispute in a week after referral of the dispute to that Team, such Dispute shall be referred to the Steering Committee. If the Steering Committee is unable to resolve the Dispute within two (2) weeks of referral to the Committee, then any Party may initiate arbitration in accordance with this Article 18.2.

If the Parties fail to solve any Dispute, after following the procedures detailed in the paragraph hereabove, within one hundred twenty (120) days from the date the claiming Party has notified its complaint to the other party, then the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators appointed in accordance with the said Rules of Arbitration.

There shall be three (3) arbitrators, one (1) arbitrator being selected by claiming Party(ies), one (1) arbitrator being selected by the defending Party(ies) and the third being selected by the two so selected by the Parties or, if they cannot agree in one (1) month on a third arbitrator, the appointing authority shall be the President of the International Chamber of Commerce, Paris. The proceedings of the arbitration shall be conducted and any award shall be rendered in the English language. The arbitrators shall be required to make a written decision detailing their legal and factual reasoning for their decision.

The seat of arbitration shall be Geneva, Switzerland.

19.	FORCE MAJEURE

No Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire or floods; epidemics, embargoes, war, acts of war (whether war be declared or not), insurrections, acts of terrorism, riots, or civil commotions; strikes, lockouts, or other labor disturbances; acts of God; or acts, omissions, or delays in acting by any governmental authority or the other Party; provided, however, it is understood that this Article is intended only to suspend and not discharge a Party’s obligations under this Agreement and that provided the causes of the failure or delay are removed or alleviated within six (6) months of the date it began, the affected Party shall resume performance of its obligations hereunder. In the event the cause extends beyond six (6) months from the date it began, at the option of either Party, this Agreement may be terminated in accordance with Article 15.5.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Joint Development Agreement No. IFPEN n°2020-0085

20.	Notices

Any notice, consent or other communication required or permitted to be given to a Party pursuant to this Agreement shall be in writing and sufficient if delivered by hand, by facsimile (with confirmation of receipt), by registered and certified mail (postage prepaid with return receipt requested) or by overnight courier service, in each case addressed as follows:

JEPLAN

Kasumigaseki Bldg. 25F, 3-2-5 Kasumigaseki,

Chiyoda, Tokyo, 100-6025, Japan

Attention: Chief Executive Officer

Tel: [**]

Email: [**]

Axens

89 boulevard Franklin Roosevelt

F-92508 Rueil-Malmaison

France

Attention: Chief Technology Officer

Tel: [**]

Fax: [**]

IFPEN IFP Energies nouvelles – Process Business Unit 1 et 4 avenue de Bois-Préau 92852 Rueil-Malmaison Cedex - France Tél.: [**]

The Parties, by written notice in accordance with this Article may designate, from time to time, another address or office to which notice may be given. Any notice, consent or other communication sent by facsimile shall be followed by ordinary certified mail within one (1) week, if requested by a Party. All notices shall be effective when received at the address specified in this Article.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

21.	MISCELLANEOUS PROVISIONS

21.1	All titles, headings, capital letters, underlines, italics, bold fonts, brackets, and text sizes contained in this Agreement are for identification and reference purposes only, and shall not be construed as defining, restricting or limiting the meaning, purposes or effect of any words, expressions or provisions herein contained.

21.2	A reference to a section or Article of this Agreement shall include all of the subsections within such section.

21.3	The governing language for the Parties shall be English. All information to be presented to the Steering Committee or the R&D Management Team shall be written in English.

21.4	Failure of a Party to exercise any of its rights under this Agreement shall in no way constitute a waiver of those rights, nor shall such failure excuse the other parties from any of its obligations under this Agreement. No benefit or right accruing to a Party under this Agreement shall be waived unless the waiver is reduced to writing and signed by the Parties. All waivers shall be handled as an amendment to the Agreement. The waiver, in one instance, of any act, condition or requirement stipulated in this Agreement shall not constitute a continuing waiver or a waiver of any other act, condition or requirement or a waiver of the same act, condition or requirement in other instances, unless specifically so stated.

21.5	The provisions of this Agreement shall be severable. If this Agreement or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms. In such event, the Parties shall, to the extent possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose of this Agreement.

21.6	This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

21.7	This Agreement supersedes all previous contracts, correspondence and understandings between the parties concerning the subject matter hereof and constitutes their entire agreement relating thereto except for NDA, LOI and MOU as per Article 11.6.

21.8	No promise, agreement, representation or modification to this Agreement shall be of any force or effect between the parties, unless set forth or provided for in this Agreement or in a written amendment signed by the Parties.

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

IN WITNESS WHEREOF the Parties have executed this Agreement to be effective as of the Effective Date.

JEPLAN	Axens

/s/ Masaki Takao	/s/ Jean SENTENAC
By: Masaki Takao	By: Jean SENTENAC
Title Chief Executive Officer	Title Chairman and CEO

IFP Energies nouvelles

/s/ Pierre-Franck CHEVET
By: Pierre-Franck CHEVET
Title : President

Confidential

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE A

Scope of Work

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE B

List of Background Information of the Parties

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE C

Cost Estimate and Sharing

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE D

Specimen – Process License Agreement

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE E

Principles for Trademark Strategy

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE F

Commercialization Scheme

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

SCHEDULE G

List of Direct Competitors

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].